EIGHTH CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION,

AS PREVIOUSLY AMENDED,

OF

POSITIVE ID CORPORATION

PositiveID Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law, through its duly authorized officer and by authority of its Board of Directors, does hereby certify that:

1. The name of the corporation (hereinafter called the “Corporation”) is PositivelD Corporation, formerly known as VcriChip Corporation. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 29, 2001.

2. The Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments (the “Certificate of Amendment”) to the Second Amended and Restated Certificate of Incorporation, as previously amended (the “Certificate of Incoiporation”), declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of the Corporation tor consideration thereof The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation be amended by changing Section 4.1 of Article “IV” so that, as amended, Section 4.1 shall be and read as follows:

“Section 4.1 Authorized Capital Stock”

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 3,900,000,000 shares, consisting of 3,895,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0,01 per share (the “Preferred Stock”).

No holder of stock of any class or series of the Corporation, whether now or hereafter authorized or issued, shall be entitled, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever, or of any securities convertible into stock of any class or series, or to which are attached or with which are issued warranto or rights to purchase any such stock, whether now or hereafter authorized, issued or sold, whether issued for moneys, property or services, or by way of dividend or otherwise, or any right or subscription to any thereof, other than such, if any, as She Board of Directors in its discretion may from time to time fix, pursuant to authority hereby conferred upon it; and any shares of stock or convertible obligations with warrants or rights to purchase any such stock, which the Board of Directors may determine to offer for subscription, may be sold without being first offered to any of the holders of the stock of the Corporation of any class or classes or series or may, as the Board of Directors may determine, be offered to holders of any class or classes or series of stock exclusively or to the holders of all classes or series of stock, and if offered to more than one class or series of stock, in such proportions as between such classes or series of stock as the Board of Directors, in its discretion, may determine.

Effective at 12:01 a.m. on July 5,2016 (the “Effective Time”), every 50 shares of Common Stock issued and outstanding immediately prior to the Effective Time (Old Common Stock”) shall automatically be combined, without any action on the part of the holder thereof, into one (1) validly issued, fully paid and non-assessable share of common Stock (“New Common Stock”), subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”)- No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split No stockholder of the Corporation shall transfer any fractional shares of Common Stock. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock. A holder of Old Common Stock who otherwise would be entitled to receive fractional shares of New Common Stock because they hold a number of shares of Old Common Stock not evenly divisible by the Reverse Stock Split ratio will be entitled to receive a cash payment equal to the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled by (b) the per share closing sales price of the Company’s common stock on the effective date of the reverse stock split. Each certificate that immediately prior to the Effective Time represented shares of Old Common Stock (“Old Certificates”), shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by the Old Certificate shall have been combined.”

State of Delaware

Secretary of State

Division of Corporations

Delivered 01:39 PM 06/27/2016

FILED 01:39 PM 06/27/2016

SR 20164655651 - File Number 3414073

3. The Certificate of Amendment has been duly adopted by the corporation’s Board of Directors and by the stockholders in accordance with Section 242 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation. Law.

NOW, THEREFORE, the Corporation has caused this Certificate of Amendment to be signed this 27th day of June, 2016.

POSITIVEID CORPORATION

By:	/s/Allison Tomek
Name:	Allison Tomek
Title:	Secretary